Exhibit 99.2

JOINDER AGREEMENT

This JOINDER AGREEMENT (the “Joinder”) is dated as of August 18, 2024 by and among The Lion Fund II, L.P., a Delaware limited partnership, Biglari Capital Corp., a Texas limited liability company, First Guard Insurance Company, an Arizona corporation, Southern Pioneer Property and Casualty Insurance Company, an Arkansas corporation, Biglari Reinsurance Ltd., a Bermuda corporation, Biglari Insurance Group Inc., a Delaware Corporation, Biglari Holdings Inc., an Indiana corporation and Sardar Biglari (collectively, “Biglari”), and Michael W. Goodwin, Milena Alberti-Perez, and Julie Atkinson (collectively, with Biglari, the “Existing Members”) and Michelle McKinney Frymire (the “New Member”).

WHEREAS, the Existing Members are parties to that certain Joint Filing and Solicitation Agreement dated as of August 16, 2024 (the “Agreement”), pursuant to which the Existing Members formed a “group” (as contemplated by Section 13(d) of the Securities Exchange Act of 1934, as amended) for the purpose of (i) seeking representation on the Board of Directors (the “Board”) of Cracker Barrel Old Country Store, Inc., a Tennessee corporation (the “Company”) at the 2024 annual meeting of shareholders of the Company (including any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”), (ii) soliciting proxies for the election of certain persons nominated for election to the Board at the Annual Meeting (including those nominated by or on behalf of Biglari), (iii) taking all other action necessary to achieve the foregoing and (iv) taking any other actions the group determines to undertake in connection with their respective investment in the Company.

WHEREAS, the New Member and Existing Members desire for the New Member to join the group formed by the Existing Members.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements of the parties herein contained, the parties hereby agree as follows:

1. All capitalized terms used, but not defined, herein shall have the meanings ascribed to such terms in the Agreement.

2. Effective immediately, the New Member is joined as a party to the Agreement.

3. The New Member agrees to be bound by the terms of the Agreement, including the obligations of a member of the group and the terms applicable to the Outside Nominees, the terms of which are incorporated herein and made a part hereof.

4. This Joinder may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

[Signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be executed as of the day and year first above written.

THE LION FUND II, L.P.

By:	BIGLARI CAPITAL CORP., its General Partner

By:	/s/ Sardar Biglari
	Name:	Sardar Biglari
	Title:	Chairman and Chief Executive Officer

BIGLARI CAPITAL CORP.

By:	/s/ Sardar Biglari
	Name:	Sardar Biglari
	Title:	Chairman and Chief Executive Officer

FIRST GUARD INSURANCE COMPANY

By:	/s/ Sardar Biglari
	Name:	Sardar Biglari
	Title:	Authorized Signatory

SOUTHERN PIONEER PROPERTY AND CASUALTY INSURANCE COMPANY

By:	/s/ Sardar Biglari
	Name:	Sardar Biglari
	Title:	Authorized Signatory

BIGLARI REINSURANCE LTD.

By:	/s/ Sardar Biglari
	Name:	Sardar Biglari
	Title:	Authorized Signatory

BIGLARI INSURANCE GROUP INC.

By:	/s/ Sardar Biglari
	Name:	Sardar Biglari
	Title:	Authorized Signatory

BIGLARI HOLDINGS INC.

By:	/s/ Sardar Biglari
	Name:	Sardar Biglari
	Title:	Chairman and Chief Executive Officer

/s/ Sardar Biglari
SARDAR BIGLARI Individually and as attorney-in-fact for Milena Alberti-Perez, Julie Atkinson, Michael W. Goodwin and Michelle McKinney Frymire